Exhibit 99.1

Power Solutions International	201 Mittel Drive
Wood Dale, IL 60191
www.psiengines.com

Power Solutions International Acquires Alternative-Fuel Engine OEM Buck’s Engines.

Strong Strategic Fit with Complementary Product Lines

WOOD DALE, IL, March 18, 2015 (GLOBE NEWSWIRE) – Power Solutions International, Inc. (Nasdaq: PSIX), a leader in the design, engineering and manufacture of emissions-certified alternative-fuel and conventional power systems, is pleased to announce that it has acquired Buck’s Engines, LP (“Buck’s”), a manufacturer of alternative-fuel engines for industrial markets. Buck’s is a product line of United Engines, LLC.

Based in Oklahoma City, Buck’s, a General Motors industrial OEM, supplies a range of alternative-fuel engines that run on natural gas, propane, and LPG fuels. Buck’s targets an extensive range of industrial applications, including irrigation, gas compression, oil production, industrial equipment, power generation, mobile equipment, wind turbines, and re-power applications. The company was established in 1958, has additional locations in Lubbock and Amarillo Texas, and distributes its engines to customers around the world.

PSI acquired certain assets of Bucks for an initial cash purchase of approximately $9.7 million. PSI financed the purchase with its existing line of credit. PSI expects Buck’s to contribute approximately $6 to $8 million of revenue for the balance of 2015.

“We’re consolidating the efforts of the two companies and creating a strategic relationship between PSI and United Engines,” said Gary Winemaster, Chief Executive Officer of PSI. “Bucks has a long history with a loyal industrial customer base. We will bring the strengths of both companies together to take advantage of longstanding customer relationships and economies of scale, while providing technical value and continuity for the future.”

For more information on PSI, visit http://www.psiengines.com.

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About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of emissions-certified, alternative-fuel power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers in the industrial and on-road markets. The company’s unique in-house design, prototyping, engineering and testing capacities allows PSI to customize clean, high-performance engines that run on a wide variety of fuels, including natural gas, propane, biogas, diesel and gasoline.

PSI develops and delivers complete .97 to 22-liter power systems, including the 8.8-liter engine aimed at the industrial and on-road markets, such as medium-duty fleets, delivery trucks, school buses and garbage/refuse trucks. PSI power systems are currently used worldwide in power generators, forklifts, aerial lifts, and industrial sweepers, as well as in oil and gas, aircraft ground support, agricultural and construction equipment.

PSI recently acquired Professional Power Products, Inc. (3PI), a leading designer and manufacturer of large, custom-engineered, integrated electrical power generation systems serving the global diesel and natural gas power generation market. 3PI specializes in systems for both standby and prime power applications.

About Buck’s Engines, LP

Buck’s Engines specializes in the highest quality engines from the best brands in the industry. Engines built by Buck’s are available in environmentally-friendly natural gas, propane and LPG, gasoline, and durable diesel fuels. Buck’s carries over 50 models ranging from 20 to 475 horsepower. Most importantly, Buck’s will tailor each engine to fit customer needs.

Buck’s offers engine products to work for many applications, including irrigation, gas compression, oil production, industrial equipment, power generation, mobile equipment, wind machines, and re-power applications. As an Original Equipment Manufacturer (OEM) of GM Industrial Engines and Isuzu Diesel Engines, Buck’s oversees every detail that goes into our final products.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, regarding the current expectations of Power Solutions International, Inc. (the “Company”) about its prospects and opportunities, including expectations for sales and revenue in 2015. These forward-looking statements are covered by the “Safe Harbor for Forward-Looking Statements” provided by the Private Securities Litigation Reform Act of 1995. The Company has tried to identify these forward looking statements by using words such as “expect,” “contemplate,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “forecast,” “believe,” “outlook,” “guidance,” “projection,” “target” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other factors could cause the Company’s actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, the continued development and expansion of the market for alternative-fuel power systems; technological and other risks relating to the Company’s development of its 8.8 liter engine, introduction of other new products and entry into on-road markets (including the risk that these initiatives may not be successful); the timing of new product ramps; the Company’s ability to integrate 3PI into the business of the Company successfully and the amount of time and expense spent and incurred in connection with the integration; the risk that the economic benefits, cost savings and other synergies that the Company originally anticipated as a result of the 3PI acquisition are not fully realized or take longer to realize than expected; the significant strain on the Company’s senior management team, support teams, manufacturing lines, information technology platforms and other resources resulting from rapid expansion of the Company’s operations (including as a result of the acquisition of 3PI); volatility in oil and gas prices; changes in environmental and regulatory policies; significant competition; global economic conditions (including their impact on demand growth); and the Company’s dependence on key suppliers. For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Contact:

Power Solutions International, Inc.

Daniel P. Gorey

Chief Financial Officer

+1 (630) 451-2290

dan.gorey@psiengines.com

Power Solutions International, Inc.

Jeremy Lessaris

VP of Global Marketing & Communications

+1 (630) 350-9400

jlessaris@psiengines.com

ICR, LLC

Gary T. Dvorchak, CFA

Senior Vice President

+1 (310) 954-1123

gary.dvorchak@icrinc.com